Exhibit 99.1

PRESS RELEASE

April 15, 2008

CONTACT:	ECB Bancorp, Inc.
Gary M. Adams/Chief Financial Officer
(252) 925-5525
(252) 925-3131 facsimile
Gary.Adams@ecbbancorp.com

FOR IMMEDIATE RELEASE

ECB HOLDS ANNUAL MEETING – REPORTS 2008

FIRST QUARTER FINANCIAL RESULTS

ENGELHARD, NC – April 15, 2008 – At ECB Bancorp Inc.’s (NASDAQ: ECBE) (“ECB” or the “Company”) 2008 Annual Meeting held on April 15, 2008, the shareholders reelected three existing directors-J. Bryant Kittrell III of Greenville, B. Martelle Marshall and R.S. Spencer, Jr. of Engelhard – for new three-year terms. Spencer, who also serves as the Chairman of the Board, is the longest standing board member with 45 years of dedicated service to the organization. Also approved was the 2008 Omnibus Equity Plan which authorizes grants to the Company’s officers and employees. In addition, the appointment of Dixon Hughes PLLC as the Company’s independent public accountants for 2008 was ratified.

Arthur H. Keeney III, ECB’s President and Chief Executive Officer, presided over the meeting, which included a video presentation updating the shareholders on significant events during 2007. The video highlighted the Company’s 2007 financial results and discussed its continued service expansion into both new and existing markets, including three new offices in 2007. The Company currently has one branch under construction in the rapidly growing Brunswick County town of Leland which is expected to open this summer. Mr. Keeney also introduced T. Olin Davis, who was promoted to Chief Credit Officer in the beginning of 2007. Mr. Davis discussed today’s economic environment and The East Carolina Bank’s (the “Bank”) credit culture and quality. R.S. Spencer, Jr. also spoke, from his perspective as Chairman of the Board, of the many positive changes he has witnessed over the past four decades and his optimism for the Bank’s future.

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2008 FIRST QUARTER HIGHLIGHTS

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Net income for the three months ended March 31, 2008 increased 9.9% to $1,046,000 or $0.36 per diluted share which compares to net income of $952,000 or $0.33 for the three months ended March 31, 2007.

•	Net interest income for the 2008 first quarter rose 1.4% to $5,020,000 from $4,953,000 a year ago.

•	Consolidated assets increased 16.0% to $714,562,000 at March 31, 2008 from $616,042,000 at March 31, 2007.

•	Loans increased 16.1% to $485,774,000 at March 31, 2008 from $418,308,000 at March 31, 2007.

•	Deposits increased 10.5% to $555,591,000 at March 31, 2008 from $502,980,000 at March 31, 2007.

•

Noninterest income increased $267,000 or 15.9% to $1,948,000 for the three months ended March 31, 2008 compared to $1,681,000 for the same period in 2007. This increase in noninterest income is primarily the result of a $386,000 distribution to ECB from Visa International’s recent initial public offering. As a member bank of Visa, we received these proceeds for the redemption of approximately 9,000 class B shares of common stock. Additionally, non-interest income in the first quarter of 2007 included a $240,000 non-recurring item relating to the recapture of the allowance for losses on unfunded loan commitments.

•	Increased cash dividend by 4.3% to $0.73 per share on an annualized basis.

Arthur H. Keeney III, President and CEO stated: “The first quarter of 2008 exceeded our expectations in many respects, particularly loan demand. While loans at March 31, 2008 increased by 16.1% or $67,466,000 over March 31, 2007, loans increased by $31,576,000 or 7.0% from December 31, 2007 to March 31, 2008. Interestingly, this increase was spread fairly evenly throughout our coastal markets from the Virginia border to the South Carolina border. While deposit growth did not quite keep up with loan growth, it grew at a healthy 10.5% from March 31, 2007 to March 31, 2008.

“While we can’t conclude yet that the worst of this cautionary economy is over in eastern North Carolina, a few bright spots do appear to be emerging. Asset quality by any measurement continues to remain above average relative to our peer group, and our capital levels also remain above average. Our net charge-offs were $34,000 in the first quarter which translates to 0.03% of average loans (annualized) while our non-performing loans to period-end loans were 0.27%. Because of our continuing emphasis on asset quality, we continue to feel comfortable with our allowance for loan losses, which is .90% of total loans as of March 31, 2008.

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“Our 24th branch, currently under construction in Leland, North Carolina (Brunswick County) is on schedule to open in late third quarter 2008. Our three branches (opened in mid-2007) in Greenville (Pitt County), Winterville (Pitt County) and Ocean Isle Beach (Brunswick County) are gaining momentum in their respective markets and we envision this continuing.

“The Company also took advantage of a steepening yield curve in the first quarter of 2008 and entered into a $30 million leveraged transaction (5 years duration) in order to increase the yield in our investment portfolio and enhance our interest rate margin (borrowed funds are used to buy higher yielding investment securities). We have also successfully employed this strategy on previous occasions over the past years when loan demand was slow and we had excess liquidity. We anticipate replacing these investment assets with higher yielding loans over time as these investments mature. Additionally, we continued with our previously announced (third quarter 2007) stock repurchase program (up to 5% or 146,000 shares of the Company’s outstanding common stock) in order to manage our capital in the best interests of our stockholders.

“We will continue to monitor our noninterest expenses closely as cost containment remains one of our principal goals, particularly during this time of margin compression. It should be noted, however, that our noninterest expenses were impacted in the first quarter of 2008 by $76,000 due to the resumption of premium payments into the FDIC insurance fund. This will be an ongoing expense for us and for almost all banks until future notice by the FDIC that certain premium statistical benchmarks have been reached by the agency on behalf of the banking industry.”

About ECB Bancorp, Inc.

ECB Bancorp, Inc. is a bank holding company, headquartered in Engelhard, North Carolina, whose wholly-owned subsidiary, The East Carolina Bank, is a state-chartered, independent community bank insured by the FDIC. The Bank provides a full range of financial services through its 23 offices covering eastern NC from Currituck to Ocean Isle Beach and Greenville to Hatteras. The Bank also provides mortgages, insurance services through the Bank’s licensed agents, and investment and brokerage services offered through a third-party broker-dealer. The Company’s common stock is listed on The Nasdaq Global Market under the symbol “ECBE.” More information can be obtained by visiting the Company’s web site at www.ecbbancorp.com.

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“Safe Harbor Statement” Under

The Private Securities Litigation Reform Act of 1995

Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments, expectations or beliefs about future events or results, and other statements that are not descriptions of historical facts, may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in the Company’s reports filed with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential” or “continue,” or similar terms or the negative of these terms, or other statements concerning opinions or judgments of the Company’s management about future events.

Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, actions of government regulators, the level of market interest rates, weather and similar conditions, particularly the effect of hurricanes on the Company’s banking and operations facilities and on the Company’s customers and the communities in which it does business, changes in general economic conditions and the real estate values in our banking market (particularly changes that affect our loan portfolio), the abilities of our borrowers to repay their loans, and the values of loan collateral. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, levels of activity, performance or achievements. All forward-looking statements attributable to the Company are expressly qualified in their entirety by the cautionary statements in this paragraph. The Company has no obligations, and does not intend, to update these forward-looking statements.

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See 3 pages of financial information attached.

ECB BANCORP, INC. AND SUBSIDIARY

Consolidated Balance Sheets

March 31, 2008, December 31, 2007 and March 31, 2007

(Dollars in thousands, except per share data)

	March 31, 2008	December 31, 2007*	March 31, 2007
	(unaudited)		(unaudited)
Assets
Non-interest bearing deposits and cash	$13,604	$16,303	17,047
Interest bearing deposits	3,075	925	883
Overnight investments	7,150	4,775	9,825

Total cash and cash equivalents	23,829	22,003	27,755

Investment securities
Available-for-sale, at market value (cost of $159,903, $126,616 and $131,078 at March 31, 2008, December 31, 2007 and March 31, 2007, respectively)	160,874	125,888	129,424
Loans	485,774	454,198	418,308
Allowance for loan losses	(4,379)	(4,083)	(5,103)

Loans, net	481,395	450,115	413,205

Real estate and repossessions acquired in settlement of loans, net	121	66	266
Federal Home Loan Bank common stock, at cost	4309	2,382	1,257
Bank premises and equipment, net	24,916	24,450	24,249
Accrued interest receivable	4,522	4,456	4,107
Bank owned life insurance	8,119	8,030	7,813
Other assets	6,477	6,499	7,966

Total	$714,562	643,889	$616,042

Liabilities and Shareholders’ Equity
Deposits
Demand, noninterest bearing	90,026	$95,596	93,452
Demand, interest bearing	99,841	103,347	91,180
Savings	18,478	18,492	19,226
Time	347,246	308,926	299,122

Total deposits	555,591	526,361	502,980

Accrued interest payable	2,956	2,525	2,694
Short-term borrowings	56,300	43,174	41,588
Long-term obligations	26,000	—	—
Other liabilities	5,917	4,988	4,959

Total liabilities	646,764	577,048	552,221

Shareholders’ equity
Common stock, par value $3.50 per share, authorized 10,000,000 shares; issued and outstanding 2,909,699, 2,920,769 and 2,921,992 at March 31, 2008, December 31, 2007 and March 31, 2007, respectively	10,145	10,184	10,188
Capital surplus	26,849	27,026	26,897
Retained earnings	30,227	30,099	27,773
Accumulated other comprehensive income (loss)	577	(468)	(1,037)

Total shareholders’ equity	67,798	66,841	63,821

Total	$714,562	$643,889	$616,042

*	Derived from audited consolidated financial statements.

ECB BANCORP, INC. AND SUBSIDIARY

Consolidated Income Statements

For three months ended March 31, 2008 and 2007

(Dollars in thousands, except per share data)

	Three months ended March 31,
	2008	2007
	(unaudited)	(unaudited)
Interest income:
Interest and fees on loans	$8,007	$8,110
Interest on investment securities:
Interest exempt from federal income taxes	334	302
Taxable interest income	1,259	1,109
Dividend income	64	18
Other Interest	70	277

Total interest income	9,734	9,816

Interest expense:
Deposits:
Demand accounts	296	401
Savings	23	24
Time	3,903	3,758
Short-term borrowings	443	680
Long-term obligations	49	—

Total interest expense	4,714	4,863

Net interest income	5,020	4,953
Provision for loan losses	330	390

Net interest income after provision for loan losses	4,690	4,563

Noninterest income:
Service charges on deposit accounts	796	770
Other service charges and fees	269	326
Mortgage origination brokerage fees	307	248
Net gain on sale of securities	75	—
Income from bank owned life insurance	89	72
Other operating income	412	265

Total noninterest income	1,948	1,681

Noninterest expenses:
Salaries	2,036	1,980
Retirement and other employee benefits	832	670
Occupancy	452	432
Equipment	422	499
Professional fees	210	306
Supplies	82	54
Telephone	177	132
FDIC Insurance	76	16
Other operating expenses	970	872

Total noninterest expenses	5,257	4,961

Income before income taxes	1,381	1,283
Income taxes	335	331

Net Income	$1,046	$952

Net income per share – basic	$0.36	$0.33

Net income per share – diluted	$0.36	$0.33

Weighted average shares outstanding - basic	2,911,620	2,894,067

Weighted average shares outstanding - diluted	2,913,142	2,911,899

ECB Bancorp, Inc. Supplemental Quarterly Financial Data (unaudited)

(Dollars in thousands, except per share data)

	3/31/2008	12/31/2007	09/30/2007	06/30/2007	03/31/2007
Income Statement Data:
Interest income	$9,734	$10,086	$10,210	$9,871	$9,816
Interest expense	4,714	4,777	4,890	4,905	4,863

Net interest income	5,020	5,309	5,320	4,966	4,953
Provision for loan losses	330	—	—	(489)	390
Net after provision expense	4,690	5,309	5,320	5,455	4,563
Noninterest income	1,948	1,338	1,582	1,585	1,681
Noninterest expense	5,257	4,857	5,285	5,241	4,961
Income before income taxes	1,381	1,790	1,617	1,799	1,283
Income taxes	335	522	282	542	331

Net Income	$1,046	$1,268	$1,335	$1,257	$952

Per Share Data and Shares Outstanding:
Net income - basic	$0.36	$0.44	$0.46	$0.43	$0.33
Net income - diluted	0.36	0.43	0.46	0.43	0.33
Cash dividends	0.1825	0.175	0.175	0.175	0.175
Book value at period end	23.31	22.88	22.36	21.71	21.84
Dividend payout ratio	50.69%	39.77%	38.04%	40.70%	53.03%
Weighted-average number of common shares outstanding:
Basic	2,911,620	2,913,043	2,913,279	2,912,889	2,894,067
Diluted	2,913,142	2,919,625	2,919,190	2,922,143	2,911,899
Shares outstanding at period end	2,909,699	2,920,769	2,921,992	2,921,992	2,921,992
Balance Sheet Data:
Total assets	$714,562	$643,889	$629,679	$629,573	$616,042
Loans - gross	485,774	454,198	440,340	436,610	418,308
Allowance for loan losses	4,379	4,083	4,351	4,475	5,103
Investment securities	160,874	125,888	124,581	125,413	129,424
Interest earning assets	661,182	588,168	568,097	570,164	559,697
Premises and equipment, net	24,916	24,450	24,693	24,594	24,249
Total deposits	555,591	526,361	527,368	518,285	502,980
Short-term borrowings	56,300	43,174	29,128	40,825	41,588
Long-term obligations	26,000	—	—	—	—
Shareholders’ equity	67,798	66,841	65,339	63,436	63,821
Selected Performance Ratios (annualized):
Return on average assets	0.62%	0.80%	0.85%	0.82%	0.62%
Return on average shareholders’ equity	6.17%	7.67%	8.30%	7.89%	6.00%
Net interest margin	3.40%	3.78%	3.83%	3.69%	3.71%
Efficiency ratio	72.68%	70.48%	74.06%	77.23%	74.85%
Asset Quality Ratios:
Nonperforming loans to period-end loans	0.27%	0.10%	0.06%	0.30%	0.04%
Allowance for loan losses to period-end loans	0.90%	0.90%	0.99%	1.02%	1.22%
Allowance for loan losses to nonperforming loans	336%	877%	1,738%	341%	3,074%
Net charge-offs to average loans (annualized)	0.03%	0.24%	0.11%	0.13%	0.01%
Capital Ratios:
Equity-to-assets ratio	9.49%	10.38%	10.38%	10.08%	10.36%
Leverage Capital Ratio	10.02%	10.66%	10.61%	10.68%	10.52%
Tier 1 Capital Ratio	12.07%	12.94%	12.87%	12.80%	13.03%
Total Capital Ratio	12.86%	13.72%	13.71%	13.67%	14.05%